Exhibit 99.1

Joint Filing Agreement by and among the Reporting Persons
JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D, dated November 5, 2025 (the “Schedule 13D”), with respect to the Class A common stock, par value $0.0001 per share, of FuboTV Inc., is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Joint Filing Agreement shall be included as an exhibit to the Schedule 13D and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 4th day of November, 2025.

HULU, LLC

By:	/s/ James M. Kapenstein
Name:	James M. Kapenstein
Title:	Attorney-in-Fact

THE WALT DISNEY COMPANY

By:	/s/ James M. Kapenstein
Name:	James M. Kapenstein
Title:	Attorney-in-Fact